Exhibit 99.1

Schedule 1 — Reconciliation of publication sales for Sprint-branded directories to net revenue

For the Quarter Ended March 31, 2003

amounts in million
Publication sales – Sprint-branded directories	$145.1
Less publication sales for January 2003 directories that will not be recognized as revenue due to purchase accounting	(102.4)
Less current period publication sales not recognized as revenue in current period	(37.4)

Net directory advertising revenue on above sales	5.3
Pre-press publishing revenue	6.1
Other revenue	1.0

Net revenue – GAAP	$12.4